UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CONSUMER PORTFOLIO SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

______________________________

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

CONSUMER PORTFOLIO SERVICES, INC.

3800 Howard Hughes Parkway, Las Vegas, Nevada 89169

Phone: 949-753-6800

The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Tuesday, November 30, 2021 at the Company's Nevada office at 3800 Howard Hughes Parkway, Las Vegas, Nevada for the following purposes:

1.	To elect the Company's entire Board of Directors for a one-year term.
2.	To ratify the appointment of Crowe LLP as the Company's independent auditors for the fiscal year ending December 31, 2021.
3.	To approve an advisory resolution on executive compensation.
4.	To approve an amendment to the Company’s 2006 Long-Term Equity Incentive Plan, which increases the number of shares issuable by 3,000,000.
5.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on Monday, November 1, 2021 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.

By Order of the Board of Directors

Mark Creatura, Secretary

Dated: November 5, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on November 30, 2021. The Proxy Statement and Annual Report to Shareholders for the fiscal year ended December 31, 2020 are available at www.consumerportfolio.com/AnnualMeeting2021.html

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE PRE-ADDRESSED RETURN ENVELOPE PROVIDED. IF GIVEN, YOU MAY REVOKE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT AND ATTACHED PROXY CARD.

CONSUMER PORTFOLIO SERVICES, INC.

3800 Howard Hughes Parkway

Las Vegas, Nevada 89169

949-753-6800

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 30, 2021

_________

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 A.M. local time on Tuesday, November 30, 2021 at the Company's office at 3800 Howard Hughes Parkway, Las Vegas, NV 89169, and at any adjournment thereof (the "Annual Meeting").

All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

The Board of Directors of the Company has fixed the close of business on Monday, November 1, 2021, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 21,073,571 shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about November 5, 2021. The Company will pay the expenses incurred in connection with the solicitation of proxies. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

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QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND ANNUAL MEETING

Q:	WHAT IS THIS PROXY STATEMENT AND WHY AM I RECEIVING IT?

A:	You are receiving this proxy statement in connection with an annual meeting of shareholders called by our Board of Directors in connection with soliciting shareholder votes for the purpose of (i) electing the Company's entire Board of Directors for a one-year term; (ii) ratifying the appointment of Crowe LLP as the Company's independent auditors for the fiscal year ending December 31, 2021; (iii) holding a non-binding vote on executive compensation; (iv) approving an amendment to the 2006 Long-Term Equity Incentive Plan, which increases the number of shares issuable by 3,000,000; and (v) transacting such other business as may properly come before the annual meeting; in each case, as more fully described in this proxy statement. You have been sent this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the annual meeting of shareholders called for the purpose of voting on the foregoing matters.

Q:	WHAT INFORMATION IS CONTAINED IN THIS PROXY STATEMENT?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, compensation of our directors and most highly paid executive officers, and certain other required information.

Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING, AND WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A:	The Board of Directors of the Company has fixed the close of business on November 1, 2021, as the record date (“Record Date”) for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 21,073,571 shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described in this proxy statement under the heading “Voting of Shares.” In order to approve each proposal, a quorum (a majority of outstanding shares of CPS Common Stock) must be present and (other than with respect to election of directors) a majority of all of the votes cast on the proposal at the Annual Meeting must be cast in favor of the proposal, which favorable votes cast must exceed 25% of the outstanding shares. Directors are elected by plurality vote. Abstentions and broker non-votes will not be counted as “votes cast” and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

Q:	HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:	Our Board of Directors recommends that you vote

• “FOR” each of the eight nominees for election as directors (Proposal One)
• “FOR” the ratification of the appointment of Crowe LLP as the Company's independent auditors for the fiscal year ending December 31, 2021 (Proposal Two)
• “FOR” the approval, by non-binding vote, of executive compensation (Proposal Three)
• “FOR” the approval of an amendment to the 2006 Long-Term Equity Incentive Plan, which increases the number of shares issuable by 3,000,000 (Proposal Four)

Q:	HOW MAY I VOTE ON THE PROPOSALS IF I OWN SHARES IN MY OWN NAME?

A:	If you own your shares in your own name, you may vote on the proposals presented in this proxy statement, whether or not you plan to attend the annual meeting, by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope. It is important that you vote your shares whether or not you attend the meeting in person. Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; FOR the ratification of the appointment of Crowe LLP as the Company's independent auditors for the year ending December 31, 2021; FOR the approval, by non-binding vote, of executive compensation; FOR the approval of an amendment to the 2006 Long-Term Equity Incentive Plan, which increases the number of shares issuable by 3,000,000 (Proposal Four); and such proxy will also be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting.

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Q:	HOW MAY I VOTE ON THE PROPOSALS IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, BANK OR OTHER NOMINEE?

A:	If your shares are held in “street name” through a broker, bank or other nominee, under certain circumstances the nominee may vote your shares. Brokerage firms have authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The ratification of an accounting firm is an example of a routine matter. If you do not provide voting instructions to your brokerage firm, the brokerage firm may either: (1) vote your shares on routine matters, or (2) leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by signing and returning your proxy. This ensures your shares will be voted at the meeting. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters.

Q:	CAN I CHANGE MY MIND AND REVOKE MY PROXY?

A:	Yes. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company

Q:	CAN I VOTE MY SHARES IN PERSON?

A:	Yes. The annual meeting is open to all holders of CPS Common Stock as of the Record Date. To vote in person, you will need to attend the meeting and bring with you evidence of your stock ownership. If your shares are registered in your name, you will need to bring valid identification. If your shares are held in the name of your broker, bank or another nominee or you received your proxy materials electronically, you will need to obtain and bring with you a “legal proxy” from your broker, bank or nominee, and bring evidence of your stock ownership, together with valid identification.

Q:	DO I HAVE DISSENTERS’ RIGHTS?

A:	No. There are no “dissenters’ rights” applicable to any of the proposals presented in this proxy statement.

Q.	WHO IS PAYING FOR THIS PROXY SOLICITATION?

A:	Our Board of Directors is making this solicitation, and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

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PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominations

The individuals named below have been nominated for election as directors of the Company at the Annual Meeting, and each has agreed to serve as a director if elected. The entire board of directors of the Company is elected annually. Directors serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them are set forth below. None of the nominees currently serves on the board of directors of any other publicly-traded companies

Charles E. Bradley, Jr., 61, has been the President and a director of the Company since its formation in March 1991, and was elected Chairman of the Board of Directors in July 2001. Mr. Bradley has been the Company's Chief Executive Officer since January 1992. From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm. From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm. Having been with the Company since its inception, Mr. Bradley brings comprehensive knowledge of the Company’s business, structure, history and culture to the Board and the Chairman position.

Chris A. Adams, 73, has been a director of the Company since August 2007. Since 1982 he has been the owner and chief executive of Latrobe Pattern Company and K Castings Inc., which are firms engaged in the business of fabricating metal parts. With his experience as chief executive of manufacturing companies, Mr. Adams contributes to the Company’s Board significant organizational and operational management skills.

William W. Grounds, 65, is nominated to become a director of the Company at the Annual Meeting. He is currently the President and COO of Infinity World Development Corp, which is a subsidiary of a sovereign wealth fund in the United Arab Emirates. He served on the board of MGM Resorts International from 2013 to 2021 and of Remark Holdings Inc. from 2013 to 2019. During his career he has held senior executive positions in major real estate private equity investment, development and construction entities. If elected, he will bring to the board experience as a director of publicly-traded companies, and skills in investment and general management.

Louis M. Grasso, 75, has been a director of the Company since October 2020. Mr. Grasso was the founder and majority owner of PFC Corporation until his retirement in November 2011, upon sale of PFC’s portfolio of assets to Capstone Realty Advisors. Over a period of 35 years, PFC Corporation originated over $1.8 billion of mortgage loans, and issued $1.8 billon of mortgage-backed securities. He brings to the Board knowledge and experience bearing in particular on the Company’s strategies for meeting its capital requirements, and broad organizational and management skills.

Brian J. Rayhill, 59, has been a director of the Company since August 2006. Mr. Rayhill has been a practicing attorney in New York State since 1988. As an experienced advocate, counselor and litigator, Mr. Rayhill brings legal knowledge and perspective to the Company’s Board.

William B. Roberts, 84, has been a director of the Company since its formation in March 1991. Since 1981, he has been the President of Monmouth Capital Corp., an investment firm that specializes in management buyouts. Having spent decades in the business of finance, Mr. Roberts brings to the Company’s Board his perspective and judgment regarding means of financing its business.

Gregory S. Washer, 60, has been a director of the Company since June 2007. He was the president and owner of Clean Fun Promotional Marketing, a promotional marketing company, from its founding in 1986 through its sale in September 2014. He continued to act as president of Clean Fun through August 2017, and is now retired. With his experience in promotions and marketing, Mr. Washer contributes to the Board significant organizational and operational management skills, combined with a wealth of experience in promotion and marketing of services.

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Daniel S. Wood, 62, has been a director of the Company since July 2001. Mr. Wood was president of Carclo Technical Plastics, a manufacturer of custom injection moldings, from September 2000 until his retirement in April 2007. Previously, from 1988 to September 2000, he was the chief operating officer and co-owner of Carrera Corporation, the predecessor to the business of Carclo Technical Plastics. As president of Carclo, Mr. Wood was responsible for the overall operation of that company and for the quality and integrity of its financial statements. He brings to the Board the knowledge and perspective useful in evaluating the Company’s financial statements, and broad organizational and management skills.

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating Committee. Each of these three committees operates under a written charter, adopted by the Board of Directors. The charters are available on the Company’s website, www.consumerportfolio.com/charters.html. The Board of Directors has concluded that each member of these three committees (every director other than Mr. Bradley, the Company's chief executive officer), is independent in accordance with the director independence standards prescribed by Nasdaq, and has determined that none of them have a material relationship with the Company that would impair their independence from management or otherwise compromise the ability to act as an independent director.

The members of the Audit Committee are Mr. Wood (chairman), Mr. Rayhill and Mr. Washer.

The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions that may arise with respect to accounting and auditing policy and procedure.

The Board of Directors has further determined that Mr. Wood has the qualifications and experience necessary to serve as an "audit committee financial expert" as such term is defined in Item 407 of Regulation S-K promulgated by the SEC. Mr. Wood, as president of Carclo Technical Plastics, was responsible for the preparation and evaluation of the audited financial statements of that company.

The members of the Compensation Committee are Mr. Adams (chairman), Mr. Roberts, and Mr. Wood. This Committee makes determinations as to general levels of compensation for all employees of the Company and the annual salary of each of the executive officers of the Company, and administers the Company's compensation plans. Those plans include the Company's Executive Management Bonus Plan and the CPS 2006 Long-Term Equity Incentive Plan.

The members of the Nominating Committee are Mr. Rayhill (chairman), Mr. Adams and Mr. Washer. Nominations for board positions are made on behalf of the Board of Directors by the nominating committee. Because neither the Board of Directors nor its nominating committee has received recommendations from shareholders as to nominees, the Board of Directors and the nominating committee believe that it is and remains appropriate to operate without a formal policy with regard to any director candidates who may in the future be recommended by shareholders. The nominating committee would consider such recommendations if received.

When considering a potential nominee, the nominating committee considers the benefits to the Company of such nomination, based on the nominee's skills and experience related to managing a significant business, the willingness and ability of the nominee to serve, and the nominee's character and reputation. The Company does not have a policy regarding the consideration of diversity in identifying nominees for director.

Shareholders who wish to suggest individuals for possible future consideration for board positions, or to otherwise communicate with the Board of Directors, should direct written correspondence to the corporate secretary at the Company's principal executive offices, indicating whether the shareholder wishes to communicate with the nominating committee or with the Board of Directors as a whole. The present policy of the Company is to forward all such correspondence to the designated members of the Board of Directors. There have been no changes in the procedures regarding shareholder recommendations in the past year.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors, executive officers and holders of in excess of 10% of the Company's common stock are required to file reports concerning their transactions in and holdings of equity securities of the Company. Based on a review of reports filed by each such person, and inquiry of each regarding holdings and transactions, the Company believes that all reports required with respect to the year 2020 were timely filed.

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Meetings of the Board

The Board of Directors held five meetings and acted four times by written consent during 2020. The Audit Committee met five times during 2020, including at least one meeting per quarter to review the Company's financial statements, while the Compensation Committee met three times and acted once by written consent during 2020. The Nominating Committee met twice during 2020. Each nominee attended at least 75% of the meetings of the Board of Directors and its committees that such individual was eligible to attend in 2020. The Company does not have a policy of encouraging directors to attend or discouraging directors from attending its annual meetings of shareholders. The chairman and chief executive officer, and Mr. Washer, attended last year’s annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES ABOVE.

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PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe LLP ("Crowe") to be the Company's independent auditors for the year ending December 31, 2021. Crowe also performed the audit of the Company's financial statements for the years ended December 31, 2008 through 2020.

A proposal to ratify the Audit Committee’s appointment of Crowe will be presented to shareholders at the Annual Meeting. If the shareholders do not ratify the selection of Crowe at the Annual Meeting, the Audit Committee will consider selecting another firm of independent public accountants. Representatives of Crowe are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

Fees Paid to Auditors

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firms for the years ended December 31, 2019 and 2020. Crowe has served as the Company’s independent registered public accounting firm since February 2008, and reported on the Company’s financial statements for the years ended December 31, 2008 through 2020.

Audit and Non-Audit Fees	2020	2019
Audit Fees (1)	$810,000	$850,000
Audit-Related Fees (2)	219,700	188,550
Tax Fees (3)	286,850	287,635
All Other Fees	–	–
TOTAL	$1,316,550	$1,326,185

_________________________

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.

(2)	Audit-related fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	The 2019 and 2020 tax fees represent services rendered in connection with preparation of state and federal tax returns for the Company and its subsidiaries.

Audit Committee Supervision of Principal Accountant

The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. Pursuant to the charter, the Audit Committee pre-approves the audit and permitted non-audit fees to be paid to the independent auditor, and authorizes on behalf of the Company the payment of such fees, or refuses such authorization. The Audit Committee has delegated to its chairman and its vice-chairman the authority to approve performance of services on an interim basis. In the fiscal years ended December 31, 2019 and December 31, 2020, all services for which audit fees or audit related fees were paid were preapproved by the Audit Committee as a whole, or pursuant to such delegated authority.

In the course of its meetings, the Audit Committee has considered whether the provision of the non-audit fees outlined above is compatible with maintaining the independence of the respective audit firms, and has concluded that such independence is not and was not impaired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF CROWE LLP.

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PROPOSAL NO. 3 – NON-BINDING VOTE ON EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act enable the shareholders to vote to approve, on an advisory or non-binding basis, the compensation of the Company’s named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement beginning on page 12, below. This proposal, commonly known as a “say-on-pay” proposal, gives the shareholders the opportunity to express their views on the Company’s named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. The Company’s current policy is to seek such say-on-pay votes annually, at every regular meeting of shareholders.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The say-on-pay vote will, however, provide information to the board and the Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. The Board of Directors and its Compensation Committee value the opinions of the shareholders; accordingly, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will consider the shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

Summary of 2020 Executive Compensation Program

Following is a summary of some of the key points of our 2020 executive compensation program:

•	It is simple, comprising base salary, an annual cash bonus pursuant to an incentive plan, and long-term equity incentives in the form of stock options.

•	The Compensation Committee of the Board of Directors controls all portions of the compensation payable to executive officers.

•	That committee has from time to time exercised its discretion to reduce cash incentives otherwise payable under the bonus plan.

See the “Executive Compensation” section beginning on page 9, below, for more information.

We believe that the information provided above and within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. We also believe the compensation paid to our executive officers during 2020 was appropriate in light of our financial performance.

Accordingly, we ask that our shareholders vote “FOR” the following resolution, which will be presented at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

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PROPOSAL NO. 4 –AMENDMENT OF 2006 LONG-TERM EQUITY INCENTIVE PLAN

The Board of Directors proposes that the shareholders approve an amendment (the "Amendment") to the Company's 2006 Long-Term Equity Incentive Plan (the "Plan"). The Amendment would increase the maximum number of shares issuable under the Plan by 3,000,000 shares, and would increase the maximum number of shares that may subject to awards granted to any one individual over the life of the Plan from 4,500,000 to 7,000,000. The Plan is otherwise unchanged.

The Board believes that stock options are essential to attract and retain the most talented personnel available for positions of substantial responsibility, to encourage ownership of the Common Stock by employees of the Company and its subsidiaries, and to promote the Company's success by providing both rewards for exceptional performance and long-term incentives for future contributions. The Board of Directors believes that the number of shares currently available for issuance will be insufficient to achieve the purposes of the Plan unless additional shares are authorized. The Board and its Compensation Committee have acted to amend the Plan (the "Amendment") as described herein, and have directed that the Amendment be submitted to the shareholders for approval. The Board recommends that the shareholders approve the Amendment, in order to allow the Company to continue to offer stock options to key employees and directors as part of its overall compensation package. The Amendment will not take effect unless approved by the shareholders.

It should be noted that the Company previously maintained a 1991 Stock Option Plan (the "1991 Plan"), under which a total of 2,657,870 shares were issued to directors, officers and other employees, and a 1997 Long-Term Incentive Plan (the "1997 Plan"), under which a total of 4,985,820 shares were issued to directors, officers and other employees.  The 1991 Plan and 1997 Plan (together, the “Prior Plans”) have expired, and therefore no new grants can be made under either of the Prior Plans. No grants under the Prior Plans remain eligible for exercise.

The number of shares of Common Stock reserved for issuance under the Plan prior to the proposed Amendment is 19,200,000, plus such number of shares as were authorized for issuance under the Prior Plans but become unavailable for issuance due to expiration or other termination of the Prior Plans or of grants thereunder, in all events without issuance of shares. Giving effect to such adjustments, the total number of shares authorized for issuance under the Plan prior to the Amendment, and measured as of the date of this proxy statement, is 21,114,180 shares. Of the shares authorized for issuance under the Plan, approximately 14,077,323 are the subject of outstanding valid options as of November 1, 2021, and 6,155,526 shares have been issued pursuant to exercise of options granted under the Plan.

The number of shares remaining available for future awards under the Plan, after giving effect to all outstanding grants and prior exercises, is 881,331 as of November 1, 2021. The Amendment would increase the number of shares issuable under the Plan by 3,000,000, to a total maximum of 24,114,180 shares, of which 3,881,331 would be available for future grants.

Description of the Plan

The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and stock awards (as those terms are described below) to employees and directors of the Company and its subsidiaries. The Company has 748 employees and six non-employee directors (seven following the annual meeting), all of whom are eligible to participate in the Plan; however, based on past practice and present policy, it would be reasonable to expect that it will be the Company’s officer employees (25 individuals) and its seven non-employee directors who will receive awards under the Plan. From the inception of the Plan in 2006 to the present, no awards other than stock options have been granted under the Plan. There are no current plans to issue any awards other than stock options; however, the Board and the Compensation Committee have examined the possibility of granting awards of restricted stock, and may grant restricted stock in the future.

The Board or a Committee of the Board consisting of two or more non-employee directors may administer the Plan. Currently, the Compensation Committee of the Board administers the Plan. The Board or the Committee has authority to administer and interpret the Plan and to determine the form and substance of agreements, instruments and guidelines for the administration of the Plan. The Board or the Committee has authority to determine the employees and directors to be granted stock options under the Plan and to determine the size, type and applicable terms and conditions of such grants.

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Because the employees and directors who may receive stock option grants and the amount of such grants are determined by the Board or the Committee from time to time, it is not possible to state the names or positions of, or the number of options that may be granted to, such employees and directors of the Company and its subsidiaries. However, it can reasonably be anticipated that each person nominated for election as a director at the Annual Meeting, and each executive officer of the Company, may at some time in the future receive grants under the Plan. The maximum number of shares of Common Stock that may subject to awards granted to any one individual over the life of the Plan has been 3,750,000, and would be increased by the Amendment to 7,000,000.

The Board or the Committee is authorized to establish, at the time each grant is made, the time or times at which stock options may be exercised and whether all of the stock options become exercisable at one time or in increments over time. The exercise price of stock options is set by the Board or the Committee at the time of the granting of an option, and will not be less than the fair market value of such shares at the time of grant. It is anticipated that awards will be granted in consideration of the recipients’ continued service with the Company. In the event of a stock dividend, stock split, reverse stock split or similar capital adjustment, the Plan provides for appropriate adjustments to the number of shares reserved for issuance pursuant to the exercise of stock options, the number of stock options previously granted and the exercise price of stock options previously granted.

The closing price of the Company's Common Stock on the Nasdaq Stock Exchange LLC on November 1, 2021, was $7.08 per share, and the additional 3,000,000 shares to be authorized for issuance under the Plan thus have an aggregate market value of $21,240,000.

The term of stock options granted under the Plan may not be more than ten (10) years from the date of grant. Options expire upon the earliest to occur of (i) three months following termination of employment, (ii) immediately upon the discharge of an optionee for misconduct that is willfully or wantonly harmful to the Company or any subsidiary, (iii) twelve months after an optionee's death or disability that renders the optionee incapable of continuing employment, (iv) upon the expiration date specified in the optionee's grant agreement, or (v) ten years after the date of grant.

The aggregate exercise price of options may be paid in cash or by cashier’s check, or otherwise as provided in specific option agreements or with the consent of the Committee. The Committee has consented in the past and may consent in the future to “net exercise” of options, that is the payment of the exercise price by surrender to the Company of a portion of the shares acquired upon exercise, valued at the current market price of such shares. Unless otherwise provided by the Board or the Committee administering the Plan, awards granted under the Plan may not be transferred by the optionee or by operation of law other than (i) by will of or by the laws of descent and distribution applicable to a deceased optionee, or (ii) pursuant to a domestic relations order.

The Plan and all rules, guidelines and regulations adopted with respect thereto may be terminated, suspended, modified or amended at any time by action of the Board or the Committee, provided, however, that any increase in the number of shares reserved for issuance pursuant to options granted under the Plan must be approved by the shareholders of the Company. The Board or the Committee may amend the terms and conditions of outstanding stock options as long as such amendments do not (i) adversely affect the holders of such stock options without such holders' consent, (ii) change the length of the term of such stock options or (iii) change the provisions of such stock options so that they are not permitted under the Plan.

Federal Income Tax Consequences Relating to the Plan

The federal income tax consequences of an optionee's participation in the Plan are complex and subject to change. The following discussion is a summary of the general rules applicable to stock options. Recipients of stock options under the Plan should consult their own tax advisors because a taxpayer's particular situation may be such that some variation of the general rules would apply.

Incentive Stock Options

Incentive stock options qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 as amended (the "Code"). Nonqualified stock options are any stock options that do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. The federal income tax consequences of an employee's participation in the Plan are discussed below.

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Optionees will not recognize any income upon either the grant or the exercise of incentive stock options and the Company may not take a deduction for federal tax purposes with respect to such grant or exercise. Upon the sale of the shares of Common Stock obtained through the exercise of incentive stock options by the optionee, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of incentive stock options may subject the optionee to alternative minimum tax liability.

If an optionee exercises incentive stock options and does not dispose of the shares received within two years after the date of the grant of such stock options or within one year after the issuance of the shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain. In such case, the Company will not be entitled to a federal tax deduction. If the optionee disposes of the shares either within two years after the date that the options are granted or within one year after the issuance of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the stock options will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the stock options. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of incentive stock options may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time incentive stock options are exercised over the exercise price of the stock options is included in income for purposes of the alternative minimum tax, even though it is not included in the taxable income for purposes of determining the regular tax liability of an optionee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises incentive stock options.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of incentive stock options. However, in the event an optionee sells or disposes of stock received upon the exercise of incentive stock options in a disqualifying disposition, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options

Nonqualified stock options granted under the Plan do not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted nonqualified stock options. Upon the exercise of nonqualified stock options, however, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares acquired over the aggregate option exercise price. The income realized by the optionee will be subject to income tax withholding by the Company out of the current earnings paid to the optionee. If such earnings are insufficient to pay the tax, the optionee will be required to make a direct payment to the Company for tax liability.

The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of nonqualified stock options will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such stock options. Upon a disposition of any shares acquired pursuant to the exercise of nonqualified stock options, the difference between the aggregate sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

In general, there will be no federal tax consequences to the Company upon the grant or termination of nonqualified stock options or a sale or disposition of the shares acquired upon the exercise of nonqualified stock options. Upon the exercise of nonqualified stock options, however, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE PLAN.

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INFORMATION REGARDING THE COMPANY

Management Structure

The board of directors is responsible for overseeing the management of the Company. Its oversight is aimed at seeing to it that the company’s business is managed to meet our goals, and that the interests of the shareholders are served.

Charles E. Bradley currently serves as both the chairman of the board and our chief executive officer, and is the only member of our board who is not independent of the Company. Largely because of the small number of directors (eight members in total), our board has chosen not to designate any individual formally as the lead independent director. Each director retains his full oversight responsibility.

Our board structure supports the independence of our non-management directors. Our audit committee, compensation committee and nominating committee are each composed solely of independent directors. Our bylaws provide that any two directors have the authority to call meetings of the board of directors, as do specified officers, including the president and the secretary. To enhance the possible use of that authority by independent directors, the corporate secretary is under standing instructions to call a meeting at the instance of any one director.

The board believes that combining the chairman and chief executive officer positions is currently the most effective leadership structure given Mr. Bradley’s in-depth knowledge of our business and industry and his demonstrated ability to formulate and implement strategic initiatives. Mr. Bradley is continuously involved in developing and implementing our strategies, working closely with the company’s other senior executives to seek continued disciplined growth and excellence in operations. His close involvement in management places Mr. Bradley in the best position to decide which business issues require consideration by the independent directors of the board. In addition, having a combined chairman and chief executive officer enables us to speak with a unified voice to shareholders, customers and others concerned with our company. The board believes that combining the chief executive and chairman roles, as part of a governance structure that includes oversight of management responsibilities by independent directors, provides the preferred system for meeting the requirement that the Company be managed in the best interest of our shareholders.

Risk Oversight

The board’s overall responsibility for directing the management of the company includes risk oversight. The risk oversight function is performed at the board level, and by the Audit and Compensation Committees.

The board of directors as a whole in its regular meetings discusses and considers the risk inherent in the existing business of the Company and in proposed initiatives. Because the Company’s business consists of extending consumer credit to individuals believed to be of higher risk than others (sub-prime credit), the assessment of the risk assumed in such extensions of credit is a primary consideration on the part of the board. Risk oversight is also a key function of the Audit and Compensation Committees.

The principal risk management function performed by the Audit Committee is the ongoing assessment of the credit estimates and allowances periodically recorded in the Company’s books. The committee reviews that assessment regularly. Other risk assessments performed by the Audit Committee include assessments of contingent liabilities, and of other reserves and allowances.

The principal risk management functions performed by the Compensation Committee are its setting and evaluation of objectives for the chief executive officer, in connection with its administration of the executive management bonus plan. The committee recognizes that the company’s business of extending subprime credit inherently includes a conflict between growing the business and managing the risk of credit losses: one means to increase the company’s business is to offer credit on terms that are priced too low for the risk assumed. The Compensation Committee manages that risk by insisting that objectives to grow the business are qualified by a mandate that credit quality be maintained at appropriate levels. To some extent, such risk management is shared with the Audit Committee, which performs the primary oversight of whether credit risk assumed is reflected with adequate allowances in the company’s financial statements.

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Code of Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers, which applies to the Company's chief executive officer, chief financial officer, controller and others. A copy of the Code of Ethics may be obtained at no charge by written request to the Corporate Secretary at the Company's principal executive offices.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with CPS management the Compensation Discussion and Analysis contained in this report. Based on such review and discussions and relying thereon, we have recommended to the Company's Board of Directors that the Compensation Discussion and Analysis set forth below be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2020.

THE COMPENSATION COMMITTEE

Chris A. Adams (chairman)           William B. Roberts           Daniel S. Wood

Compensation Discussion and Analysis

2020 Say-on-Pay Advisory Vote Outcome

The Compensation Committee annually considers the results of the most recent advisory vote by shareholders to approve executive officer compensation. In the 2020 advisory vote, a majority of the voted shares (65.7%) approved the compensation of our named executive officers. The Compensation Committee has noted the substantial negative vote, but has determined to retain the existing design, purposes and structure of our executive compensation programs. The Compensation Committee will continue to consider the results from future shareholder advisory votes regarding executive officer compensation in its future administration of executive compensation.

Compensation Objectives

The Company's objectives with respect to compensation are several. The significant objectives are to cause compensation (i) to be sufficient in total amount to provide reasonable assurance of retaining key executives, (ii) to include a significant contingent component, so as to provide strong incentives to meet designated Company objectives, and (iii) to include a significant component tied to the price of the Common Stock, so as to align management's incentives with shareholder interests. The compensation committee ("Committee") of the Company's Board of Directors is charged with administering the Company’s compensation plans to meet those objectives. To the extent that elements of compensation would not advance such objectives, or would do so less effectively than would other elements, the Committee seeks to avoid paying compensation in those forms.

Role of the Compensation Committee and the chief executive officer

Our Board of Directors has authorized the Compensation Committee, which is composed solely of independent directors, to make all decisions regarding executive compensation, including administration of our compensation plans. In that regard, the Compensation Committee:

•	Reviews and discusses with management the factors underlying our compensation policies and decisions, including overall compensation objectives;

•	Reviews and approves all company goals and objectives (both financial and non-financial) relevant to the compensation of the chief executive officer;

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•	Evaluates, together with the other independent directors, the performance of the chief executive officer in light of these goals and objectives and that individual’s overall effectiveness;

•	Fixes and approves directors each element of the compensation of the chief executive officer;

•	Reviews the performance evaluations of all other members of executive management (the chief executive officer prepares and presents to the Compensation Committee the performance evaluations of the other executive officers);

•	Reviews and approves each element of compensation, as well as the terms and conditions of employment, of those other executive officers;

•	Grants awards under our equity compensation plans and oversees the administration of those plans; and

•	Reviews the costs and structure of our key employee benefit and fringe-benefit plans and programs.

The Compensation Committee is authorized to form subcommittee(s) and to retain experts and consultants to assist in the discharge of its responsibilities. To date it has not done so.

The chief executive officer, who attends meetings of the Compensation Committee by invitation of the Committee’s chairman, assists the Committee in determining the compensation of our other executive officers by, among other things:

•	Proposing annual merit increases to the base salaries of the other executive officers;

•	Establishing annual individual performance objectives for the other executive officers and evaluating their performance against such objectives (the Committee reviews these performance evaluations); and

•	Making recommendations, from time to time, for special stock option and restricted stock grants (e.g., for motivational or retention purposes) to other executive officers.

The other executive officers do not have a role in determining their own compensation, other than to discuss their annual individual performance objectives and results achieved with the chief executive officer.

Our Overall Approach

The Committee has put into place a compensation system consisting of three key components: base salary, an annual cash bonus pursuant to an incentive plan, and long-term equity incentives in the form of stock options.

The table below provides comparative information regarding the components of our year 2020 executive compensation program. We are applying the same elements in our executive compensation program for the year 2021.

Element	Form	Objectives and Basis
Base Salary	Cash	• Attract and retain high quality personnel • Targeted to be superior to compensation offered by our competitors

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Annual Incentive Bonus	Cash

•        Achieve objectives set annually

•        Annual bonus amount is set and computed as a percentage of base salary

•        Actual payout determined by Company and individual performance

•        Target total cash (base salary + target bonus) designed to be superior to compensation offered by our competitors

Long-Term Incentive Compensation	Stock options

•        Align interests of executives with those of shareholders;

•        Target long-term incentive award size designed to retain executives through long-term vesting and the potential for wealth accumulation, contingent on benefit to the shareholders

The Committee has from time to time considered providing additional elements of executive compensation. It has considered elements such as restricted stock awards, restricted stock units, compensation contingent on a change in control, defined benefit pension plans, deferred cash compensation, and supplemental retirement plans (supplemental in the sense that they exceed the limits for tax advantaged treatment). To date, the Committee has elected not to pay compensation in such forms, having determined that the Company's objectives are better met by one or more of the elements of compensation that it does pay.

Regarding restricted stock and restricted stock units, the Committee has noted that any form of equity equivalent to or closely tied to common stock does serve to meet the objective of aligning officers' personal interest with that of the shareholders generally. The Committee believes, however, that the objective is better met by grants of stock options than by grants of share equivalents, because recipients of the grants will face the same degree of variance in results at a lesser cost to the Company, when option grants are compared to grants of restricted stock units. Further, unlike restricted stock, option grants will not provide a reward to the holder absent an improvement over time in the Company’s stock price. The Committee has elected not to provide material perquisites as compensation, having determined that cash is a better medium of exchange.

Regarding compensation that would be payable contingent on a change in control of the Company, the Committee believes that there are certain legitimate objectives to be met by such contingent compensation. As of the date of this proxy statement, however, no such contingent compensation plans are in place. Regarding defined benefit pension plans, deferred cash compensation and supplemental retirement plans, the Committee believes that the Company's retention objective is better met by straight cash payments, whether in the form of base salary or in the form of bonus compensation. In particular with respect to plans for deferred compensation, the Committee believes those make sense for the Company and for the recipient only on the basis of assumptions regarding future tax rates payable by each. Having no assurance that such assumptions would be correct, the Committee has chosen not to put into place any special deferred compensation programs for the company’s executive officers. Those officers do participate in a company-sponsored tax-deferred savings plan, commonly known as a 401(k) plan, on the same terms available to company employees generally.

The Committee may in the future revisit its conclusions as to any of the components discussed above, or may consider other forms of compensation.

The Base Salary Element

With respect to the retention objective, the Committee considers an executive's base salary to be the most critical component. Acting primarily on the basis of recommendations of the chief executive officer, the Committee determines whether to adjust other officers' base salaries annually, with typical adjustments ranging from zero (applicable to most of the Company’s executive officers from 2017 to the present) to as much as a 10% increase from the prior year's rate. Where exceptional circumstances apply, such as recruitment of a new executive officer, a promotion to executive officer status or a special need to retain an individual officer, the chief executive officer may recommend, and the Committee may approve, a larger increase.

The Company's general approach in setting the annual compensation of its named executive officers is to set those officers’ base compensation by reference to their base rates for the preceding year. During the year ended December 2020, the Company's chief executive officer, Charles E. Bradley, Jr., received $995,000 in base salary. In setting that rate in the first quarter of 2020, the Committee considered the base salary rate that the Company had paid in the prior year ($995,000), the desirability of providing an annual increase, the desirability of ensuring retention of the services of the Company's incumbent chief executive officer, the Company’s financial performance, and the levels of chief executive officer compensation prevailing among other financial services companies. The Committee considered whether to adjust officers’ base compensation for 2020, and determined not to increase the base rate for the chief executive officer, nor generally for the other named executive officers. The Committee did approve an upward adjustment of somewhat under 2% to Ms. Robinson’s base rate, making hers equal to Ms. Straten’s.

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The Annual Incentive Bonus (EMB) element

To encourage executive officers and key management personnel to exercise their best efforts and management skills toward causing the Company to meet its overall objective, and toward achieving designated specific individual objectives, the Company has implemented an Executive Management Bonus Plan, with annual payouts. Under the Company's bonus plan as applied to the year ended December 2020, the Company’s two executive vice presidents (each of whom is among the named executive officers) were eligible to receive a cash bonus of up to 160% of their base salaries, and the Company’s senior vice presidents (two of whom are among the named executive officers) were eligible to receive a cash bonus of up to 120% of their base salaries. The chief executive officer was eligible to receive a cash bonus of up to 600% of his base salary. The implementation of this element for the year 2020 is discussed below.

The Long-Term Incentive Compensation Element

The Committee also awards incentive and non-qualified stock options under the Company's stock option plans. Such awards are designed to assist in the retention of key executives and management personnel and to create an incentive to create shareholder value over a sustained period of time. The Company believes that stock options are a valuable tool in compensating and retaining employees. During the year ended December 31, 2020, the Committee granted stock options to the Company's executive officers. All such grants were awarded on June 1, 2020, and all carry exercise prices equal to the market price for the Company's common stock at the date of grant. The terms of such options are described below, under the caption "Grants of Plan-Based Awards in Last Fiscal Year." The numbers of shares made subject to each of the option grants were based on various factors relating to the responsibilities of the individual officers and to the extent of previous grants to such individuals.

Because the exercise price of all options granted is equal to or above the fair market value of the Company's common stock on the date of grant, the option holders may realize value only if the stock price appreciates from the price on the date the options were granted. This design is intended to focus executives on the enhancement of shareholder value over the long term.

Other Elements

The Company also maintains certain broad-based employee benefit plans, such as medical and dental insurance, and a qualified defined contribution retirement savings plan (401(k) plan), in which executive officers are permitted to participate. Such officers participate on the same terms as non-executive personnel who meet applicable eligibility criteria, and are subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans. The Company does not maintain any form of defined benefit pension or retirement plan in which executive officers may participate, nor does it maintain any form of supplemental retirement savings or supplemental deferred compensation plan.

Exercise of Discretion

In exercising its discretion as to the level of executive compensation and its components, the Committee considers a number of factors. Members of the Committee conduct informal surveys of compensation paid to comparable executives within and without the consumer finance industry. The Committee finds these data useful primarily in evaluating the overall level of compensation paid or to be paid to the Company's executive officers. The Committee noted that the Company met and exceeded its budget objectives for the year. Operational factors considered included individual and group management goals; indicators of the performance and credit quality of the Company's servicing portfolio, including levels of delinquencies and charge-offs; and indicators of successful management of personnel, including employee stability. All of such factors are assessed with reference to the judgment of the Committee as to the degree of difficulty of achieving desired outcomes. With respect to payment of annual bonuses and grants of stock options, the Committee also takes note of factors relating to the degree of the Company's success over the most recent year.

Specific Objectives and Evaluation

In the December 2019 and January 2020 the compensation committee designated specific objectives with respect to the chief executive officer to be accomplished within the year 2020, and fixed weights to be associated with each such objective. The chief executive officer proposed to the committee specific annual objectives with respect to each other executive officer of the company, which the committee, after making certain modifications, approved. These objectives and the Committee’s administration of the annual incentive bonus element of compensation are discussed in detail below, under the heading “ - Grants of Plan-Based Awards in Last Fiscal Year - Executive Management Bonus Plan.”

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Grants of Options

The Committee's award of stock options to the Company's officers in June 2020 included option grants to the chief executive officer and the other named executive officers. In determining the appropriate level of such grant, the Committee considered the long-term performance of the chief executive officer and the desirability of providing significant incentive for future performance, as well as the desirability of ensuring that officer's continued retention by the Company, and the various factors noted above with respect to option grants generally. These grants and the Committee’s administration of the long-term incentive element of compensation are discussed in detail below, under the heading “-Grants of Plan-Based Awards in Last Fiscal Year – Equity Incentives.”

Stock Ownership, Hedging and Pledging.

Our board of directors and compensation committee have considered whether to establish a minimum stock ownership goal for members of our senior management. We have elected not to do so, considering that such a policy would either be strict and mandatory, in which case it would undermine the compensatory objectives of our equity compensation plans, or would be merely hortatory, in which case it could be expected to have little effect. We’ve also noted that the multiyear vesting terms of the equity incentives granted under our plans have the effect of aligning our executives’ individual personal financial incentives with the future price performance of the Company’s stock.

As part of our comprehensive compliance policy, we remind all company executive officers of the mandatory legal prohibition on selling short company shares. We also prohibit company executive officers from entering into transactions that would have the effect of causing those individuals to benefit from a decline in the price of the company stock, such as the purchase of “put” options. We prohibit such “hedging” transactions but we do not find it appropriate to prohibit our executive officers from pledging their shares of company stock as security for a loan. We believe that the beneficial incentives of owning company stock remain substantially the same with or without such a pledge.

Summary of Compensation

The following table summarizes all compensation earned during the three fiscal years ended December 31, 2020 by the Company's chief executive officer, its chief financial officer, and the other three most highly compensated individuals (such five individuals, the "named executive officers") who were serving in such position or as executive officers at any time in 2020. It lists their names, the principal positions in which they served in those years, and each component of compensation paid with respect to those years.

Summary Compensation Table

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation	Option Awards (1)	All Other Compen- sation (2)	Total
Charles E. Bradley, Jr.	2020	$995,000	$2,600,000	$318,696	360	$3,914,056
President & Chief	2019	995,000	2,600,000	334,290	480	3,929,770
Executive Officer	2018	995,000	2,700,000	327,000	600	4,022,600

Jeffrey P Fritz	2020	411,000	327,000	119,511	360	857,991
Executive Vice President	2019	411,000	233,000	100,287	480	744,767
& Chief Financial Officer	2018	411,000	452,000	98,100	600	961,700

Michael T. Lavin	2020	411,000	493,000	199,185	360	1,103,665
Executive Vice President	2019	411,000	461,000	100,287	480	972,767
& Chief Operating Officer	2018	411,000	506,000	98,100	600	1,015,700

Teri L. Robinson	2020	368,000	355,000	106,232	360	829,712
Senior Vice President	2019	368,000	328,000	66,858	480	763,338
- Originations	2018	368,000	354,000	65,400	600	788,000

Laurie A. Straten	2020	368,000	355,000	106,232	360	829,712
Senior Vice President	2019	362,000	328,000	66,858	480	757,338
- Servicing	2018	362,000	340,000	65,400	600	768,000

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(1)	Represents the dollar value of accrued for financial accounting purposes in connection with the grant of such options, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and SFAS 123R. Value was estimated using a Black-Scholes option pricing model for the years 2020 and 2019, and using a binomial model for 2018. For the year 2020 the weighted average fair value per option was $1.33, based on assumptions of 4.11 years expected life, expected volatility of 72.10%, and a risk-free rate of 0.26%. For the year 2019 the weighted average fair value per option was $1.11, based on assumptions of 4.11 years expected life, expected volatility of 37.13%, and a risk-free rate of 1.53%. For the year 2018 the weighted average fair value per option was $1.09, based on assumptions of 4.11 years expected life, expected volatility of 33.93%, and a risk-free rate of 2.75%. In all cases, we assumed a dividend yield of 0.0%.
(2)	Amounts in this column represent premiums paid by the Company for group life insurance.

Grants of Plan-Based Awards in Last Fiscal Year

Equity Incentives

In the year ended December 31, 2020, we did not grant any stock awards or stock appreciation rights to any of our named executive officers. We granted options to substantially all of our management level employees on August 8, 2020. The option grants noted in the tables above and below were awarded to the named executive officers as part of those grants. We also granted awards under our Executive Management Bonus Plan, which were evaluated after the end of the year. The amounts paid are shown in the table above (Summary Compensation Table) as “Non-Equity Incentive Plan Compensation.”

In the June 2020 grant, the chief executive officer received an option to purchase 240,000 shares of the Company's common stock at the market closing price ($2.47 per share) on the date of grant, with such right to purchase to become exercisable in increments of 25% on each of the first through fourth anniversaries of the grant date, and to expire on the seventh anniversary. Each of the other executive officers of the Company received a grant at that time on the same terms. Mr. Fritz and Mr. Lavin received such grants with respect to 90,000 shares and 150,000 shares, respectively, and the other named executive officers of the Company each received such a grant with respect to 80,000 shares.

The table below provides information regarding the awards granted to the named executive officers in 2020.

Grants of Plan-Based Awards

Name	Estimated future payouts under non-equity incentive plan awards Threshold Target Maximum			Grant Date	Number of Shares Underlying Options	Exercise Price	Grant Date Fair Value
Mr. Bradley	–	–	–	6/01/2020	240,000	$2.47	$318,696
	$–	$5,970,000	$5,970,000	–	–	–	–
Mr. Fritz	–	–	–	6/01/2020	90,000	$2.47	$119,511
	$–	$657,600	$657,600	–	–	–	–
Mr. Lavin	–	–	–	6/01/2020	150,000	$2.47	$199,181
	$–	$657,600	$657,600	–	–	–	–
Ms. Robinson	–	–	–	6/01/2020	80,000	$2.47	$106,232
	$–	$441,600	$441,600	–	–	–	–
Ms. Straten	–	–	–	6/01/2020	80,000	$2.47	$106,232
	$–	$441,660	$441,600	–	–	–	–

The “target” and “maximum” figures appearing in the table above represent the maximum cash payout under the individual executives’ Executive Management Bonus Plan awards as of the date the incentive was fixed. The actual payout to each individual named in the table above has been determined and paid prior to the date of this proxy statement. That amount was in each case materially less than the maximum (approximately 44% of the maximum, in the case of the chief executive). The respective actual payments are described below, and appear above in the Summary Compensation Table under the heading “Non-Equity Plan Compensation.” Because each non-equity incentive plan award has been settled and paid, the future payout under such awards as of the date of this report is in each case zero. The “grant date fair value” figures appearing in the table above, which are the computed fair values of stock option awards, are computed as described in note 1 to the Summary Compensation Table.

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Executive Management Bonus Plan

The Executive Management Bonus Plan award granted to the chief executive officer, Mr. Bradley, called for him to meet as many as possible of seven separate operational and financial objectives within the year 2020. The Compensation Committee assigned to each of those objectives a value as a percentage of base salary. The objectives and their weightings were as follows: to meet the Company’s quarterly budgeted earnings (25% each quarter, total of 100%), to raise $70 million or more of debt capital (50%), to renew, extend or replace one or more warehouse credit facilities (50%, pro rata if less than a two-year revolving term), to acquire a material new servicing portfolio (100%), to execute four rated securitization transactions (40% each, 160% total), to increase the Company’s annual originations of receivables to each of three targets (60% in the aggregate, creditable in increments of 20% for reaching aggregate amounts of $800 million, $900 million, and $1.0 billion), and to cause the Company’s common stock to trade in excess of each of four targets (80% in the aggregate, creditable in increments of 20% for reaching prices of $5.00, $5.50, $6.00 and $6.50 per share).

The total of the seven weightings is 600%; accordingly, the target and maximum possible value to that officer of the award was 600% of his base salary for 2020.

In a series of meetings, the committee evaluated the chief executive’s performance in comparison to the goals. The Compensation Committee determined that the budget objective was met in all four quarters of 2020, and credited the chief executive with the maximum value, or 100%. The Company did not raise new capital, nor acquire a material portfolio, and the Committee found no credit was earned in those respects.

The Committee also determined that the December renewal of a warehouse line was on beneficial terms and for a full two years, and credited the chief executive with the full 50% designated for that objective.

The Committee noted that the Company had executed three rated securitizations during the year, representing creditable performance of 120%. It determined that our originations volume was less than the minimum target. The Committee considered applying an allowance to the originations volume target, in light of the worldwide COVID-19 pandemic, but determined not to vary the objective, and thus evaluated creditable performance at zero with respect to the originations objective. The Committee noted that none of the stock price objectives were fulfilled.

The aggregate valuation of all creditable performance for the chief executive officer was thus 270%, which would imply a bonus payment under our Executive Management Bonus Plan of $2,686,500. The committee elected to pay a bonus of somewhat less than the maximum creditable percentage, in the amount of $2,600,000, representing 261% of our chief executive’s base salary.

The Executive Management Bonus Plan awards granted to the named executive officers other than the chief executive officer are evaluated on a more subjective basis, and were set by the Compensation Committee in consultation with and on the recommendation of the chief executive officer. Factors used in determining the amount of bonus for the two named executive officers who are executive vice presidents of the Company are these: (I) an evaluation of the executive’s skills and performance, 26.7%, (II) whether the executive has met two individual objectives approved by the compensation committee, 32% in aggregate, (III) whether the Company as a whole has met or exceeded budget targets, 13.3%, (IV) a subjective evaluation of the officer's performance, 53.3%, and (V) a discretionary allocation recommended by the chief executive officer and approved by the compensation committee, 34.7%.

Numerical scores are assigned to each of these factors, up to the maximum percentages stated above, and can result in a maximum bonus of 160% of base compensation.

Similar factors are applied in determining the amount of annual bonus for executive officers who are senior vice presidents of the Company: (I) skills and performance, 20%, (II) three individual objectives, 24%, (III) Company budget, 10%, (IV) subjective evaluation of that executive’s department, 40%, and (V) discretionary allocation, 26%, resulting in a maximum bonus of 120% of base compensation.

Following the end of the year 2020, our compensation committee evaluated each named executive officer’s performance in relation to these standards and goals. The Company met its overall budget target in each quarter, and each officer accordingly received full credit with respect to that target.

With respect to the individual factors, the compensation committee, acting in part on the advice of our chief executive officer, determined that creditable performance for 2020 for each named executive officer other than the chief executive officer was as set forth below:

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Numerical scores are assigned to each of these factors, up to the maximum percentages stated above, and can result in a maximum bonus of 160% of base compensation.

Similar factors are applied in determining the amount of annual bonus for executive officers who are senior vice presidents of the Company: (I) skills and performance, 20%, (II) three individual objectives, 24%, (III) Company budget, 10%, (IV) subjective evaluation of that executive’s department, 40%, and (V) discretionary allocation, 26%, resulting in a maximum bonus of 120% of base compensation.

Following the end of the year 2020, our compensation committee evaluated each named executive officer’s performance in relation to these standards and goals. In two quarters out of four, the Company met its overall budget target, and each officer accordingly received 50% credit with respect to that target.

With respect to the individual factors, the compensation committee, acting in part on the advice of our chief executive officer, determined that creditable performance for 2020 for each named executive officer other than the chief executive officer was as set forth below:

	Maximum percentage	Creditable percentage	Base Salary	Result (rounded to nearest $1000)
Mr. Fritz	160%	79.5%	$411,000	$327,000
Mr. Lavin	160	120.0	411,000	493,000
Ms. Robinson	120	96.5	368,000	355,000
Ms. Straten	120	96.5	368,000	355,000

On that basis, the Compensation Committee approved payments to these named executive officers in the amounts shown in the rightmost column.

Outstanding Equity Awards at Fiscal Year-end

The following table sets forth as of December 31, 2020 the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the exercise price and expiration date of each such option. Each option referred to in the table was granted at an option price per share no less than the fair market value per share on the date of grant. None of such individuals holds a stock award; accordingly, only information concerning option awards is presented.

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Name	Number of securities underlying unexercised options (exercisable)	Number of securities underlying unexercised options (unexercisable)		Option exercise price	Option expiration date
Charles E. Bradley, Jr.	100,000	–		$1.03	6/3/2021
	333,333	–		$1.75	11/23/2021
	166,666	–		$1.50	11/23/2021
	100,000	–		$0.95	11/23/2021
	140,000	–		$1.20	4/3/2022
	60,000	–		$1.94	7/16/2022
	100,000	–		$3.72	11/8/2022
	250,000	–		$6.86	2/1/2023
	250,000	–		$7.97	5/7/2023
	300,000	–		$6.59	7/28/2021
	300,000	–		$6.11	5/19/2022
	300,000	–		$3.48	5/12/2023
	225,000	75,000	(1)	$4.35	5/17/2024
	150,000	150,000	(2)	$3.48	5/9/2025
	75,000	225,000	(3)	$3.53	8/8/2026
	–	240,000	(4)	$2.47	6/1/2027
Jeffrey P. Fritz	50,000	–		$1.03	6/3/2021
	36,000	–		$1.20	4/3/2022
	14,000	–		$1.94	7/16/2022
	60,000	–		$6.86	2/1/2023
	60,000	–		$7.97	5/7/2023
	180,000	–		$6.59	7/28/2021
	90,000	–		$6.11	5/19/2022
	90,000	–		$3.48	5/12/2023
	67,500	22,500	(1)	$4.35	5/17/2024
	45,000	45,000	(2)	$3.48	5/9/2025
	22,500	67,500	(3)	$3.53	8/8/2026
	–	90,000	(4)	$2.47	6/1/2027
Michael T. Lavin	20,000	–		$1.03	6/3/2021
	30,000	–		$0.95	11/23/2021
	21,600	–		$1.20	4/3/2022
	8,400	–		$1.94	7/16/2022
	75,000	–		$6.86	2/1/2023
	60,000	–		$7.97	5/7/2023
	130,000	–		$6.59	7/28/2021
	90,000	–		$6.11	5/19/2022
	90,000	–		$3.48	5/12/2023
	67,500	22,500	(1)	$4.35	5/17/2024
	45,000	45,000	(2)	$3.48	5/9/2025
	22,500	67,500	(3)	$3.53	8/8/2026
	–	150,000	(4)	$2.47	6/1/2027

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Teri L. Robinson	50,000	–		$1.03	6/3/2021
	5,000	–		$1.75	11/23/2021
	10,000	–		$1.50	11/23/2021
	36,000	–		$1.20	4/3/2022
	14,000	–		$1.94	7/16/2022
	60,000	–		$6.86	2/1/2023
	60,000	–		$7.97	5/7/2023
	60,000	–		$6.59	7/28/2021
	60,000	–		$6.11	5/19/2022
	60,000	–		$3.48	5/12/2023
	45,000	15,000	(1)	$4.35	5/17/2024
	30,000	30,000	(2)	$3.48	5/9/2025
	15,000	45,000	(3)	$3.53	8/8/2026
	–	80,000	(4)	$2.47	6/1/2027
Laurie A. Straten	25,000	–		$1.03	6/3/2021
	9,000	–		$1.95	11/23/2021
	1,250	–		$1.75	11/23/2021
	2,500	–		$1.50	11/23/2021
	18,000	–		$1.20	4/3/2022
	7,000	–		$1.94	7/16/2022
	25,000	–		$6.86	2/1/2023
	90,000	–		$7.97	5/7/2023
	60,000	–		$6.59	7/28/2021
	60,000	–		$6.11	5/19/2022
	60,000	–		$3.48	5/12/2023
	45,000	15,000	(1)	$4.35	5/17/2024
	30,000	30,000	(2)	$3.48	5/9/2025
	15,000	45,000	(3)	$3.53	8/8/2026
	–	80,000	(4)	$2.47	6/1/2027

(1) Became exercisable as to the unexercisable portion on May 17, 2021.

(2) Becomes exercisable as to cumulative increments of one-half of the unexercisable portion on May 9, 2021 and 2022.

(3) Becomes exercisable as to cumulative increments of one-third of the unexercisable portion on August 8, 2021, 2022 and 2023.

(4) Becomes exercisable as to cumulative increments of 25% of the unexercisable portion on June 1, 2021, 2022, 2023 and 2024.

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Option Exercises in Last Fiscal Year

Three of the five named executive officers exercised stock options during 2020. The table below shows the realized value and the number of options exercised for those three individuals. None of our officers hold stock awards; accordingly, no stock awards vested during 2020.

Option Exercises and Stock Vested

	Value realized on exercise (1)	Number of shares acquired on exercise
Mr. Bradley	657,000	250,000
Mr. Fritz	–	–
Mr. Lavin	–	–
Ms. Robinson	42,750	25,000
Ms. Straten	6,240	12,000

(1) The value realized is the difference between the fair market value of the Company’s common stock on the date of exercise (the closing price reported by Nasdaq) and the exercise price of the option.

Executive Management Bonus Plan (Non-equity Incentive Plan)

The salary and cash bonus of the named executive officers are determined by the Compensation Committee. The compensation appearing in the Summary Compensation Table above under the caption "Non-Equity Incentive Plan Compensation" is paid pursuant to an executive management bonus plan (the “EMB Plan”). The EMB Plan is administered by the Compensation Committee. Among other things, the Compensation Committee selects participants in the EMB Plan from among the Company’s executive officers and determines the performance goals, target amounts and other terms and conditions of awards under the EMB Plan. With respect to officers other than the chief executive officer, determinations of base salary and of criteria relating to the EMB Plan are based in part on evaluations of such officers prepared by the chief executive officer, which are furnished to and discussed with the Compensation Committee.

Director Compensation

Throughout 2020, we paid our non-employee directors a retainer of $5,167 per month, with an additional fee of $500 per month for service on a board committee ($1,000 for a committee chairman). Non-employee directors also received per diem fees of $1,000 for attendance in person at meetings of the board of directors, or $500 for attendance by telephone. No per diem fees are paid for attendance at committee meetings. The Board in 2020 approved issuance to each non-employee director of options to purchase an aggregate of 30,000 shares. The exercise prices of all such options are the closing price of the Company’s common stock on the date of grant, which was $2.47 per share. The following table summarizes compensation received by our directors for the year 2020:

Name of Director	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Chris A. Adams	82,004	39,348	121,352
Charles E. Bradley, Jr. (3)	–	–	–
Louis M. Grasso	66,004	39,348	105,352
Brian J. Rayhill	88,504	39,348	127,852
William B. Roberts	70,004	39,348	109,352
Gregory S. Washer	77,504	39,348	116,852
Daniel S. Wood	88,504	39,348	127,852

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(1)       This column reports cash compensation earned in 2020 for Board and committee service.

(2)       This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2020 fiscal year for the fair value of stock options granted to the directors in 2020. The fair value was estimated using a Black-Scholes option-pricing model in accordance with SFAS 123R. The fair value per option was $1.31, based on assumptions of 3.24 years expected life, expected volatility of 80.17%, expected dividend yield of 0.0%, and a risk-free rate of 0.21%. In addition to the stock option awards granted in 2020, our directors held at December 31, 2020 option awards granted in previous years. The total options held at December 31, 2020 represent the right to purchase shares as follows: Mr. Bradley, 3,539,999 shares; Mr. Adams, 330,000 shares; Mr. Grasso, 30,000 shares; Mr. Rayhill, 435,000 shares; Mr. Roberts, 180,000 shares; Mr. Washer, 330,000 shares; and Mr. Wood, 345,000 shares.

(3)       Mr. Bradley's compensation as chief executive officer of the Company is described elsewhere in this report. He received no additional compensation for service on the Company's Board of Directors.

Pension Plans

The Company's officers do not participate in any pension or retirement plan, other than a tax-qualified defined contribution plan (commonly known as a 401(k) plan)

Potential Payments Upon Termination or Change of Control

This section provides information regarding payments and benefits to the named executive officers that would be triggered by termination of the officer’s employment (including resignation, or voluntary termination; severance, or involuntary termination; and retirement) or a change of control of the Company.

Each of the named executive officers is an at-will employee and, as such, does not have an employment contract. In addition, if the officer’s employment terminates for any reason other than a change of control of the Company, any unvested stock options are terminated, and vested options become subject to accelerated expiration: ordinarily three months following separation from service, or twelve months in the case of disability, retirement or death. Accordingly, there are no payments or benefits that are triggered by any termination event (including resignation and severance) other than in connection with a change of control of the Company.

Benefits Triggered by Change of Control or Termination after Change of Control

Our stock option plans provide that each employee of ours who holds outstanding unexpired options under our stock option may have the right to exercise such options following a change of control of the Company, without regard to the date such option would first be exercisable. Each of the named executive officers holds such options. The “acceleration” of options is mandatory following certain changes of control, and subject to the discretion of the Compensation Committee following certain others. Acceleration is mandatory in the event of (i) the sale, or other disposition of substantially all of the Company’s assets, or (ii) a merger or similar transaction in which shareholders of the Company hold less than 50% of the shares of the surviving entity; provided, however, that acceleration following a merger or similar transaction is mandatory only if the holder suffers a Qualifying Termination (defined below) within one year following the transaction, or if the surviving entity does not provide the holder with an equivalent award. Acceleration is also mandatory if a holder suffers a Qualifying Termination within one year following (iii) a change within a three-year period in the membership of a majority of the board of directors (excluding changes recommended by the board), or (iv) a person’s acquisition of outstanding voting securities of the Company, other than directly from the Company and without approval of the board, resulting in that person’s having beneficial ownership of greater than 25% of the Company.

Under our stock option plans, the Compensation Committee may exercise its discretion to provide for acceleration under other circumstances than those described above with respect to any particular stock option or class of stock options. The committee would expect to exercise its discretion with the intention of preserving the value of the stock option award. To date, such discretion has not been exercised. A “Qualifying Termination” is a termination of the holder’s employment by the Company other than for cause, disability or death, or by the holder for “good reason” (principally relating to a material diminution in the holder’s authority, compensation or responsibilities, or a relocation of greater than 50 miles). The preceding description applies to options held by officers and employees. Options issued to non-employee directors accelerate without the exercise of discretion upon any of the four categories of change of control described above

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As of December 31, 2020, each of the named executive officers would realize a benefit if unvested stock options were to become immediately exercisable upon a change in control, based on the value of the shares underlying such options at the closing market price on December 31, 2020 , which was $4.24 per share. The respective amounts of such possible benefit are set forth in the following table:

Potential Value Upon Acceleration
Mr. Bradley	$698,550
Mr. Fritz	241,425
Mr. Lavin	347,625
Ms. Robinson	196,350
Ms. Straten	196,350

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the number and percentage of shares of our Common Stock (our only class of voting securities) owned beneficially as of November 1, 2021 (the record date) by (i) each person known to us to own beneficially more than 5% of the outstanding Common Stock, (ii) each director nominee and each named executive officer, and (iii) all of our director nominees and executive officers, as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons. Percent of class is calculated by reference to 21,073,571 shares outstanding on the record date. Except as otherwise noted, each person named in the table has a mailing address at 3800 Howard Hughes Parkway, Suite 1400, Las Vegas, Nevada 89169.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Charles E. Bradley, Jr.	5,497,559		23.1%
Chris A. Adams	412,213		1.9%
Louis M. Grasso	38,000		*
William W. Grounds	3,100		*
Brian J. Rayhill	426,847		2.0%
William B. Roberts	900,078		4.3%
Gregory S. Washer	578,054		2.7%
Daniel S. Wood	464,165		2.2%
Jeffrey P. Fritz	905,000		4.2%
Michael T. Lavin	925,331		4.3%
Teri L. Robinson	811,800		3.8%
Laurie A. Straten	619,800		2.9%
All directors and executive officers combined (16 persons)	14,054,625	(2)	48.8%

Black Diamond Capital Management, L.L.C., One Sound Shore Drive, Suite 200, Greenwich CT 06830	3,996,539	(3)	19.0%
Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, Texas, 78746	1,745,177	(4)	8.3%

__________

*	Less than 1%.
(1)	Includes certain shares that may be acquired within 60 days after November 1, 2021 from the Company upon exercise of options, as follows: Mr. Bradley, 2,734,999 shares; Mr. Adams, 300,000 shares; Mr. Grasso, 30,000 shares; Mr. Rayhill, 380,000 shares; Mr. Roberts, 30,000 shares; Mr. Washer, 300,000 shares; Mr. Wood, 315,000 shares; Mr. Fritz, 575,000 shares; Mr. Lavin, 585,000 shares; Ms. Robinson, 465,000 shares; and Ms. Straten, 427,750 shares. Of Mr. Bradley’s shares, 2,299,906 are pledged to secure loan(s) to him. The calculation of beneficial ownership also includes, in the case of the executive officers, an approximate number of shares each executive officer could be deemed to hold through contributions made to the Company's Employee 401(k) Plan (the "401(k) Plan"). The 401(k) Plan provides an option for all participating employees to purchase stock in the Company indirectly by buying units in a mutual fund. Each "unit" in the mutual fund represents an interest in Company stock, cash and cash equivalents.
(2)	Includes 7,738,999 shares that are not outstanding as of the date of this report, but which may be acquired within 60 days after November 1, 2021 upon exercise of options.
(3)	Based on a report on Schedule 13G/A filed by the named person and an individual on June 10, 2021.
(4)	Based on a report on Schedule 13G filed by the named person on February 12, 2021.

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Equity Compensation Plan Information

The table below presents information regarding securities authorized for issuance under equity compensation plans, including the CPS 2006 Long-Term Equity Incentive Plan, as of December 31, 2020.

Plan Category	Outstanding Options	Weighted average exercise price of Outstanding Options	Number of securities remaining available for future issuance under equity compensation plans
Plans approved by shareholders	15,977,099	$4.46	270,081
Plans not approved by shareholders	None	N/A	N/A
Total	15,977,099	$4.59	270,081

CEO Pay Ratio

The Dodd-Frank Reform and Consumer Protection Act includes a mandate that public companies disclose the ratio of the compensation of their CEO to their median employee. Our CEO-median employee pay ratio calculation for 2020 is 72:1. We determined the pay ratio by dividing the total 2020 compensation of the CEO as disclosed in the Summary Compensation Table by the total 2020 compensation of the median employee, using the same components of compensation as used in the Summary Compensation Table for the CEO.

Having computed this ratio by reference to the same employee originally identified for the year 2017, we reviewed the compensation of all employees who were actively employed on December 31, 2020, and identified the median-compensated employee for the year then ended. We then computed the ratio by reference to that employee’s total compensation, which was $54,351. The total compensation of the CEO Charles Bradley in 2020 was $3,914,056.

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CERTAIN TRANSACTIONS

Citigroup. An affiliate of Citigroup Inc. (“Citigroup”) acquired 1,999,995 shares of the Company’s commons stock upon exercise of a warrant issued in 2008. Citigroup held beneficial ownership of such shares at the time of each of the transactions described below. The Company purchased such shares from the Citigroup affiliate on October 27, 2021, at a price of $6.27 per share, which was the prevailing market price at the time of purchase. Information regarding transactions between the Company and affiliates of Citigroup is presented below because Citigroup was, at the time of each such transaction, the beneficial owner of more than 5% of the Company’s outstanding shares.

In September 2011, and approximately quarterly thereafter, a Citigroup subsidiary, Citigroup Global Markets Inc. (“CGMI”) acted as a placement agent of asset-backed notes issued by securitization trusts sponsored by CPS. The issuances of investment-grade and below investment-grade notes, and the placement compensation to CGMI, from January 1, 2018 to the present, are set forth in the table below. In each case, one or more other placement agents also received compensation for placing such notes, as well as CGMI.

	Investment-grade notes issued	Below investment-grade notes issued	Fees paid to CGMI
January 2018	$169,964,000	$20,036,000	$557,922
April 2018	179,478,000	22,345,000	347,397
July 2018	207,967,000	22,308,000	667,150
October 2018	207,515,000	26,215,000	400,709
January 2019	228,695,000	25,705,000	739,269
April 2019	196,650,000	32,625,000	384,106
July 2019	213,242,000	30,271,000	756,072
October 2019	240,075,000	34,238,000	457,261
January 2020	227,240,000	32,760,000	787,117
June 2020	179,935,000	22,408,000	328,280
September 2020	221,000,000	31,200,000	784,245
January 2021	211,925,000	18,620,000	370,654
April 2021	210,000,000	30,000,000	706,368
August 2021	266,700,000	24,300,000	477,908
November 2021	310,501,000	38,701,000	1,024,260

On May 11, 2012, the Company entered into a one-year revolving credit agreement (the "Citi Warehouse Agreement") and related agreements with affiliates of Citigroup and others, under which the lenders agreed to lend up to a maximum of $100 million, to be secured by automobile receivables. In connection with the Citi Warehouse Agreement, the Company paid a closing fee of $1,000,000. The Company first incurred indebtedness under the Citi Warehouse Agreement in the amount of $9.1 million on May 14, 2012. The Company used the proceeds of that draw for working capital.

Following earlier extensions in 2013, 2014, 2016 and 2018, the Company and the lenders agreed on December 18, 2020 to extend the revolving term of the Citi Warehouse Agreement to December 18, 2022. At the conclusion of the revolving period, at the election of either the borrower or the lender, the loans are to amortize for an additional one year, and then become due in full. Loans under the Citi Warehouse Agreement bear interest during the revolving period at a floating rate equal to one-month LIBOR plus 3.00%, but in all events no less than 3.75% per year, and during the amortization period (if any) at a floating rate equal to one-month LIBOR plus 4.00%, but in all events no less than 4.75% per year. The loans are subject to acceleration upon the occurrence of certain defined events of default. In connection with the renewals of the Citi Warehouse Agreement in 2018 and 2020, we paid closing fees of $730,000 and $1,000,000, respectively, in each case representing a fee calculated as the product of 0.5% and the fractional number of years by which the revolving period was extended.

The maximum principal amount of indebtedness under the Citi Warehouse Agreement during 2020 was $100 million. During 2020, the Company paid $197.7 million of principal and $1.4 million of interest on such debt. As of April 27, 2021, the principal amount owed was $96.8 million. The Company intends to incur additional indebtedness under the Citi Warehouse Agreement from time to time as it purchases motor vehicle receivables from dealers.

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CPS Leasing. The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL"). The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the chief executive officer and chairman of the board of directors of the Company. CPSL engaged in the equipment leasing business, and is currently in the process of liquidation as its leases come to term. The Company financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL did not borrow under its lines of credit. The aggregate amounts of the advances made by the Company and outstanding to CPSL as of December 31, 2018, 2019 and 2020, were approximately $153,000, $122,000, and $90,000, respectively.

Subordinated Notes. Director William Roberts on December 3, 2007 purchased $4,000,000 of unsecured subordinated three-year notes directly from the Company. The interest rate was determined by negotiation, and Mr. Roberts and the Company subsequently agreed to a series of successive extensions of such indebtedness, with interest paid at 10% per annum throughout the year 2018. The Company in 2018 paid interest of $400,000 on such notes, and in 2019 paid interest of $33,333, in accordance with those terms. The Company repaid the notes in full on February 1, 2019.

Policy on Related Party Transactions and Director Independence. The agreements and transactions described above, other than those described under the caption “Citigroup,” were entered into by the Company with parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company. It is the Company's policy that any such transactions with persons having a control or fiduciary relationship with the Company may take place only if approved by the Audit Committee or by the members of the Company's Board of Directors who are disinterested with respect to the transaction, and independent in accordance with the standards for director independence prescribed by Nasdaq. Such policy is maintained in writing in the charter of the Audit Committee. The agreements and transactions above were reviewed and approved by the members of the Company's Board of Directors who were disinterested with respect to the transaction, except that the subordinated notes transaction was reviewed and approved by the Audit Committee.

The eight directors of the Company following the Annual Meeting will be (assuming the election of Mr. Grounds) Charles E. Bradley, Jr., Chris A. Adams, Louis M. Grasso, William W. Grounds, Brian J. Rayhill, William B. Roberts, Gregory S. Washer, and Daniel S. Wood, of whom Messrs. Wood, Rayhill, and Washer compose the Audit Committee. The Board of Directors has concluded that other than Mr. Bradley (who is the Company's chief executive officer), each of the other seven directors is independent in accordance with the director independence standards prescribed by Nasdaq, and has determined that none of them has a material relationship with the Company that would impair his independence from management or otherwise compromise his ability to act as an independent director.

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FURTHER INFORMATION RELATING TO THE ANNUAL MEETING

Voting of Shares

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card. The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy, that is, a minimum of 10,536,786 shares of the 21,073,571 shares outstanding at the record date.

You are entitled to one vote per share on each matter other than election of directors. As to election of directors, you may cumulate votes and give any nominee an aggregate number of votes equal to the number of directors to be elected (eight) times the number of your shares, or distribute that number of votes among as many nominees as you see fit. However, no one will be entitled to cumulate votes for any nominee unless the nominee's name has been placed in nomination prior to the voting and the shareholder wishing to cumulate votes has given notice at the Annual Meeting prior to the voting of his intention to cumulate votes. If anyone has given such notice, all shareholders may cumulate their votes for nominees. We are seeking discretionary authority to cumulate votes of shares represented by proxies. The eight persons properly placed in nomination at the meeting and receiving the most affirmative votes will be elected as directors.

Approval of each of the other proposals requires the affirmative vote of a majority of those shares voting on the proposal, provided that such affirmative votes are at least a majority of the required quorum, that is, the affirmative votes must be greater than the negative votes, and must be no less than 5,268,394. Provided that at least the minimum number of affirmative votes are cast in favor of such proposals, an abstention will have no effect on the outcome; however, if less than 5,268,394 affirmative votes are cast in favor of such proposals, then each abstention will have an effect equivalent to that of a negative vote.

The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted FOR the director nominees named in this proxy statement, FOR ratification of Crowe LLP as the Company’s auditors for the year 2021, FOR the approval, by non-binding vote, of executive compensation, FOR the approval of an amendment to the 2006 Long-Term Equity Incentive Plan, which increases the number of shares issuable by 3,000,000; and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the Meeting, including procedural matters such as a recess or adjournment. We believe that brokers holding shares for their customers in general will not be permitted to vote without instruction from their customers on any proposal other than ratification of the selection of independent auditors. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered as abstentions with respect to that matter, and will have the effect of abstentions as described above. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

Shareholder Proposals

We plan to hold our year 2022 Annual Meeting of Shareholders on May 18, 2022. In order to be considered for inclusion in our proxy statement and form of proxy for the 2022 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 3800 Howard Hughes Parkway, Las Vegas, Nevada 89169 no later than a reasonable time before we print our proxy materials for the 2022 Annual Meeting. In addition, any such proposals will need to comply with Rule 14a-8 adopted under the Securities Exchange Act of 1934, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Notice of any director nomination or other proposal that you intend to present at the 2022 annual meeting of shareholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2022 annual meeting of shareholders, must be delivered to the Company’s Secretary by mail at the address given above, a reasonable time before we send our proxy materials for that meeting. The proxy we solicit for the 2022 annual meeting of shareholders will confer discretionary authority on the Company’s proxies to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with such notice.

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Availability of Annual Report on Form 10-K

We have provided a copy of our 2021 Annual Report with this proxy statement. Shareholders may obtain, without charge, a copy of the Company’s annual report on Form 10-K, upon written request. Any such request should be directed to "Corporate Secretary, Consumer Portfolio Services, Inc., 3800 Howard Hughes Parkway, Suite 1400, Las Vegas, Nevada 89169." The annual report on Form 10-K is also available on our website, at the following address:

http://www.consumerportfolio.com/2020Form10K.html

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CONSUMER PORTFOLIO SERVICES, INC.

The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 3800 Howard Hughes Parkway, Las Vegas, NV 89169 on November 30, 2021, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and Jeffrey P. Fritz, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services, Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF SHAREHOLDERS OF

CONSUMER PORTFOLIO SERVICES, INC.

Please date, sign and mail your proxy card in the envelope provided as soon as possible. Meeting date is **NOVEMBER 30, 2021**

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at www.consumerportfolio.com/AnnualMeeting2021.html

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, AND "FOR" PROPOSALS 2, 3 AND 4.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

5. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3 AND 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.
PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______________________ Date__________ Signature of Shareholder ______________________ Date __________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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CONSUMER PORTFOLIO SERVICES, INC.

The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 3800 Howard Hughes Parkway, Las Vegas, NV 89169 on NOVEMBER 30, 2021, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and Jeffrey P. Fritz, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services, Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF SHAREHOLDERS OF

CONSUMER PORTFOLIO SERVICES, INC.

NOVEMBER 30, 2021

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **+1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.consumerportfolio.com/AnnualMeeting2021.html

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, AND "FOR" PROPOSALS 2, 3 AND 4.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3 AND 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______________________ Date ________ Signature of Shareholder ______________________ Date ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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